Exhibit 99.1

Blum Holdings Inc. Reports Second Quarter 2025 Financial Results

DOWNEY, Calif., Aug. 14, 2025 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “Blüm Holdings,” “we” or “us”), a California-based publicly traded holding company, announced its financial results for the second quarter ended June 30, 2025.

We believe that Blüm has completed its turnaround and is now entering a disciplined growth phase aimed at expanding revenue, improving margins, controlling costs, and adding new locations without overextending capital. The Company believes that this strategy positions the Company to benefit from potential future changes to federal cannabis tax laws.

Key Highlights from Second Quarter 2025

●	Revenue increased from $2.2 million during Q1 2025 to $3.5 million in Q2 2025 driven by mid-quarter contributions from a newly added Bay Area retail location.
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Gross margin improved to 49%, up from 42% in Q2 2024, driven by a strong product mix and pricing strategies. Compared to Q1 2025, gross margin decreased slightly from 53% to 49%, mainly due to the initial inventory build and promotional pricing during the ramp-up of a new store.

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Operating expenses were $2.5 million, a 69% reduction from $8.0 million in Q2 2024 as the Company pursues a leaner cost structure and benefits from the completion of its restructuring, and the substantial decrease in litigation expense. Compared to Q1 2025, operating expenses remained unchanged at $2.5 million, showing that cost controls kept expenses stable despite the integration of a new location.

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Net loss from continuing operations was $1.9 million in Q2 2025, compared to $0.6 million in Q1 2025, an increase of $1.3 million quarter-over-quarter, driven primarily by lower gross margins and flat operating expenses during the integration of a new location. This compared to net income of $7.3 million in Q2 2024, which included significant one-time gains related to the sale of Blüm Santa Ana.

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Adjusted EBITDA loss was $0.6 million for Q2 2025, compared to $0.4 million in Q1 2025. For the six months ended June 30, 2025, Adjusted EBITDA loss improved by 85% to $1.0 million, versus $7.0 million in the first half of 2024, reflecting the impact of substantially reduced operating expenses.

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Total assets increased by $14.6 million compared to year-end 2024, primarily due to the acquisition of a new retail dispensary in Northern California, which is expected to generate approximately $12.0 million in annualized revenue. This acquisition also contributed to the $16.4 million increase in total liabilities from year-end 2024, reflecting the consolidation of the acquired store’s tax obligation. The Company is actively evaluating strategies to address this tax obligation, including potential future settlement opportunities under IRC Section 280E reform or federal rescheduling. Based on expert guidance and past precedents, management believes that a significant portion of such liabilities could be reduced or eliminated with the IRS upon legalization, representing potential long-term upside for shareholders.

Recent Strategic and Corporate Updates

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New acquisition – On July 1st, the Company entered into a binding term sheet to acquire a cannabis retail dispensary in Northern California. If completed, the acquisition is expected to add approximately $4.1 million in annualized revenue.

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Capital raise – On August 11th, the Company secured an additional $0.5 million from an accredited investor, bringing the total capital raised in calendar year 2025 to $2.1 million, all on terms that the Company considers to be competitive.

“Over the past year, we’ve moved from selling non-core assets and reducing overhead to adding profitable retail locations in markets where we see long-term opportunity,” said Sabas Carrillo, Chief Executive Officer of Blüm Holdings. “We’ve done this in a way that matches our resources and capital commitments from our investor partners, sometimes buying outright, sometimes operating under agreements that give us full control without tying up large amounts of cash.

We’re also breathing new life into our flagship high-potency brand and expanding our presence under globally recognized retail banners. These efforts are designed to improve margins, keep customers coming back, and make our stores a stronger platform for our own brands, our sister companies, and close partners.

On the financial side, we continue to focus on strengthening our cash position and reducing high-cost debt through a mix of short-term loans, convertible notes, and strategic investor participation. This marks a shift from short-term crisis management to planning for sustainable medium- and long-term growth.

We expect revenue and gross margins to improve over the coming quarters as new locations stabilize and purchasing consolidates. The Company remains focused on disciplined capital deployment, margin expansion, and selective M&A in core California markets.”

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar. As both a holding company and a marketing platform, Blüm aims to leverage its growing ecosystem to accelerate customer and retail investor acquisition, increase brand awareness, and create value across its portfolio.

For more info, please visit: https://blumholdings.com or follow us on Instagram.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Management believes that these non-GAAP financial measures assess the Company’s ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business, as they facilitate comparing financial results across accounting periods and to those of peer companies. These non-GAAP financial measures exclude certain material non-cash items and certain other adjustments the Company believes are not reflective of its ongoing operations and performance. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand operational decision-making, for planning and forecasting purposes, and to evaluate the Company’s financial performance. Management believes that these non-GAAP financial measures enhance investors’ understanding of the Company’s financial and operating performance and enable investors to evaluate the Company’s operating results and future prospects in the same manner as management. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

	(in thousands)
	Three Months Ended
	June 30,	March 31	June 30,
	2025	2025	2024
Revenue	$3,478	$2,240	$3,795
Cost of Goods Sold	1,789	1,049	2,203
Gross Profit	$1,689	$1,191	$1,592
Gross Profit %	49%	53%	42%

Operating Expenses	2,499	2,492	8,008
Loss from Operations	(810)	(1,301)	(6,416)

Less: Other (Income) Expense	746	(984)	(13,976)
Income (Loss) from Continuing Operations Before Taxes	(1,556)	(317)	7,560

Provision for Income Tax Expense for Continuing Operations	(331)	(247)	(287)
Net Income (Loss) from Continuing Operations	$(1,887)	$(564)	$7,273

Net Income (Loss) from Discontinued Operations, Net of Tax	-	-	16,091
Net Income (Loss)	$(1,887)	$(564)	$23,364

	(in thousands)
	Three Months Ended		Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2025	2025	2025	2024
Net Income (Loss)	$(1,887)	$(564)	$(2,451)	$20,313
Less: Net Income from Discontinued Operations, Net	-	-	-	(16,549)
Add (Deduct) Impact of:
Interest Expense	325	232	557	1,127
Provision for Income Tax Expense	331	247	578	314
Depreciation Expense	95	87	182	282
Amortization of Intangible Assets	92	55	147	33
EBITDA Income (Loss) from Continuing Operations (Non-GAAP)	$(1,044)	$57	$(987)	$5,520

Non-GAAP Adjustments:
Stock-based Compensation Expense	-	39	39	316
Impairment of Assets	-	-	-	1,709
Severance Expense	-	-	-	37
Unrealized Loss on Investments	-	-	-	353
Loss on Disposal of Assets	-	-	-	134
Change in Fair Value of Derivative Liability	247	(516)	(269)	130
Loss (Gain) on Extinguishment of Debt	174	-	174	(15,182)
Adjusted EBITDA Loss from Continuing Operations (Non-GAAP)	$(623)	$(420)	$(1,043)	$(6,983)

	(in thousands)
	June 30,	December 31,
	2025	2024
Current Assets	$1,713	$2,871
Long-Term Assets	37,681	21,949
Total Assets	$39,394	$24,820

Current Liabilities	$22,532	$9,659
Long-Term Liabilities	23,421	19,905
Total Liabilities	45,953	29,564

Mezzanine Equity and Stockholders' Deficit	(6,559)	(4,744)

Total Liabilities, Mezzanine Equity and Stockholders' Deficit	$39,394	$24,820

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